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                                                                      Exhibit 12

                          MARRIOTT INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions, except ratio)



                                                                                           Fiscal year ended
                                                             -------------------------------------------------------------------
                                                             1999          1998           1997             1996             1995
                                                             ----          ----           ----             ----             ----
Income before income taxes                                   $637          $632           $531             $435             $361
Loss/(income) related to equity method investees               (3)            8              8                4               (2)
                                                             ----          ----           ----             ----             ----
                                                              634           640            539              439              359

Add/(deduct):
       Fixed charges                                          152           103             85               89               59
       Interest capitalized                                   (33)          (21)           (16)              (9)              (8)
       Distributed income of equity method investees            2             5              -                -                -
                                                             ----          ----           ----             ----             ----
Earnings available for fixed charges                         $755          $727           $608             $519             $410
                                                             ====          ====           ====             ====             ====

Fixed charges:
       Interest expensed and capitalized                      $94           $51            $38              $46              $17
       Estimate of the interest within rent expense            58            52             47               42               39
       Share of interest expense of certain equity
              method investees                                  -             -              -                1                3
                                                             ----          ----           ----             ----             ----

Total fixed charges                                          $152          $103            $85              $89              $59
                                                             ====          ====           ====             ====             ====

                                                             ----          ----           ----             ----             ----
Ratio of earnings to fixed charges                            5.0           7.1            7.2              5.8              6.9
                                                             ====          ====           ====             ====             ====


(1) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related related to indebtedness.